Exhibit 99.1
Wave Systems Initiates Major Corporate Restructuring to Substantially Reduce Operating Costs and Position Company to Pursue Strategic Alternatives

Lee, MA - July 27, 2015 - Wave Systems Corp. (NASDAQ: WAVX), a developer of enterprise security software solutions, announced today that its Board of Directors and Senior Management have initiated a global restructuring of the Company’s business in conjunction with a review of Wave’s options for raising capital and pursuing customer transactions and other strategic alternatives.

Wave’s restructuring involves immediate steps to reduce the Company’s global workforce by approximately 60% from 133 full time employees and contractors to a core team of approximately 54 employees spread across all functional areas. This core team was specifically selected to maintain critical competencies in all strategic technical, sales and administrative functions. The staffing reductions will include a combination of terminations and furloughs, which will provide some flexibility to recall employees if circumstances require. The Company is also exploring potential financing alternatives to bolster its working capital position.

Wave will focus its resources to support its core products, Wave Virtual Smart Card, Wave Self-Encrypting Drive Management and Wave Data Protection Suite software solutions, its key customers and prospects for these solutions, along with a select group of strategically important OEM partnerships.

In the face of difficulties in completing large enterprise sales engagements for Wave’s hardware-rooted security solutions, management and the Board determined that Wave could no longer avoid deep staffing cuts which are estimated to reduce quarterly operating expenses by 50% to approximately $3.5 million per quarter from approximately $7.0 million.

Bill Solms, Wave’s CEO and President commented, “While we continue to believe that Wave’s software solutions provide strong and highly differentiated solutions for network, device and data security, delays in sales execution combined with waning financial strength and access to capital required the Board to take these significant actions. We believe these measures will make our operations more efficient for continuing work with existing customers and partners, while also providing us with more time to explore options for raising capital and pursuing customer transactions and other strategic alternatives in a deliberate manner. We believe that this smaller, more agile team will put Wave in a better position to pursue those options.”

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the company’s ability to retain its listing on the Nasdaq Capital Market. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com